Exhibit 99.4

VMTP Purchase Agreement

BNY Mellon Municipal Income, Inc.
as Issuer

and

Banc of America Preferred Funding Corporation
as Purchaser

July 12, 2023

TABLE OF CONTENTS
SECTION	HEADING	PAGE

ARTICLE I	DEFINITIONS	1

1.1	Incorporation of Certain Definitions by Reference and Interpretation	6

ARTICLE II	PURCHASE AND TRANSFERS, COSTS AND EXPENSES; ADDITIONAL FEE	6

2.1	Purchase and Transfer of the VMTP Shares	6
2.2	Fees	8
2.3	Operating Expenses	8
2.4	Additional Fee for Failure to Comply with Reporting Requirement or Registration Rights Failure	8

ARTICLE III	CONDITIONS TO EFFECTIVE DATE	9

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE ISSUER	10

4.1	Existence	10
4.2	Authorization; Contravention	11
4.3	Binding Effect	11
4.4	Financial Information	11
4.5	Litigation	11
4.6	Consents	12
4.7	Incorporation of Additional Representations and Warranties	12
4.8	Complete and Correct Information	12
4.9	1940 Act Registration	13
4.10	Effective Leverage Ratio; Asset Coverage	12
4.11	Credit Quality	13
4.12	Due Diligence	13
4.13	Certain Fees	13
4.14	Eligible Assets	14
4.15	Capitalization	13

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	13

5.1	Existence	14
5.2	Authorization; Contravention	14
5.3	Binding Effect	14
5.4	Own Account	14
5.5	Litigation	15
5.6	Consents	15
5.7	Purchaser Status	15
5.8	Certain Transactions	15
5.9	Certain Fees	15

5.10	Experience of the Purchaser	15
5.11	Due Diligence	16
5.12	Access to Information	16

ARTICLE VI	COVENANTS OF THE ISSUER	16

6.1	Information	16
6.2	No Amendment or Certain Other Actions Without Consent of the Purchaser	19
6.3	Maintenance of Existence	19
6.4	Tax Status of the Issuer	19
6.5	Payment Obligations	19
6.6	Compliance With Law	20
6.7	Maintenance of Approvals: Filings, Etc.	20
6.8	Inspection Rights	20
6.9	Litigation, Etc.	20
6.10	1940 Act Registration	20
6.11	Credit Quality	21
6.12	Maintenance of Effective Leverage Ratio	21
6.13	Redemption and Paying Agent	21
6.14	Cooperation in the Sale of the VMTP Shares	21
6.15	Use of Proceeds	22
6.16	Securities Depository	22
6.17	Future Agreements	22
6.18	Eligible Assets	22

ARTICLE VII	MISCELLANEOUS	23

7.1	Notices	23
7.2	No Waivers	23
7.3	Expenses and Indemnification	24
7.4	Amendments and Waivers	26
7.5	Successors and Assigns	27
7.6	Term of this Agreement	27
7.7	Governing Law	28
7.8	Waiver of Jury Trial	28
7.9	Counterparts	28
7.10	Beneficiaries	28
7.11	Entire Agreement	28
7.12	Relationship to the Articles Supplementary	28
7.13	Confidentiality	29
7.14	Severability	29
7.15	Consent Rights of the Majority Participants to Certain Actions	30

ii

SCHEDULE 1	Schedule 1-1

EXHIBIT A	FORMS OF OPINIONS OF COUNSEL FOR THE ISSUER	A-1
EXHIBIT A-1	FORM OF CORPORATE AND 1940 ACT OPINION	A-1-1
EXHIBIT A-2	FORM OF TAX OPINION	A-2-1
EXHIBIT A-3	FORM OF LOCAL COUNSEL OPINION	A-3-1
EXHIBIT A-4	FORM OF NEGATIVE ASSURANCE LETTER	A-4-1
EXHIBIT B	ELIGIBLE ASSETS	B-1
EXHIBIT C	TRANSFEREE CERTIFICATE	C-1
EXHIBIT D	ADDITIONAL REPRESENTATIONS AND WARRANTIES	D-1
EXHIBIT E	CAPITALIZATION	E-1

iii

This VMTP PURCHASE AGREEMENT dated as of July 12, 2023 (this "Agreement"), is by and between:

BNY MELLON MUNICIPAL INCOME, INC., a closed-end management investment company registered with the Securities and Exchange Commission that is organized as a Maryland corporation, as issuer (the "Fund" or the "Issuer") and

BANC OF AMERICA PREFERRED FUNDING CORPORATION, a Delaware corporation, including its successors by merger or operation of law ("BAPFC"), as purchaser of the VMTP Shares (the "Purchaser") pursuant to this Agreement.

WHEREAS, the Fund has authorized the issuance pursuant to the Articles Supplementary (as defined below) to the Purchaser of the Series 2023-1 Variable Rate MuniFund Term Preferred Shares, issued by the Fund, as set forth on Schedule 1 hereto, which are subject to this Agreement (the "VMTP Shares");

WHEREAS, as an inducement to the Purchaser to purchase the VMTP Shares, the Issuer now desires to enter into this Agreement to set forth certain representations, warranties, covenants and agreements regarding the Issuer and the VMTP Shares; and

WHEREAS, as an inducement to the Issuer to issue and sell the VMTP Shares, the Purchaser desires to enter into this Agreement to set forth certain representations, warranties, covenants and agreements regarding the Purchaser and the VMTP Shares.

NOW, THEREFORE, in consideration of the respective agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

"1940 Act" means the Investment Company Act of 1940, as amended.

"Additional Amount Payment" has the meaning set forth in the Articles Supplementary.

"Agreement" means this VMTP Purchase Agreement, dated as of July 12, 2023, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

"Applicable Sections" has the meaning set forth in Section 2.1(c) of this Agreement.

"APS" means the Issuer's outstanding Auction Preferred Stock.

"Articles Supplementary" means the Articles Supplementary, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

"Asset Coverage" has the meaning set forth in the Articles Supplementary.

"Banks" has the meaning set forth in Section 2.1(b) of this Agreement.

"BNYM Persons" means the Investment Adviser or any affiliated person (as defined in Section 2(a)(3) of the 1940 Act) of the Investment Adviser (other than the Issuer, in the case of a redemption or purchase of the VMTP Shares which are to be cancelled within ten (10) days of purchase by the Issuer).

"Board of Directors" has the meaning set forth in the Articles Supplementary.

"Business Day" has the meaning set forth in the Articles Supplementary.

"By-Laws" has the meaning set forth in the Articles Supplementary.

"Charter" has the meaning set forth in the Articles Supplementary.

"Code" has the meaning set forth in the Articles Supplementary.

"Common Shares" has the meaning set forth in the Articles Supplementary.

"Custodian" has the meaning set forth in the Articles Supplementary.

"Date of Original Issue", with respect to the VMTP Shares, means the date on which the Issuer initially issued such VMTP Shares.

"Deposit Securities" has the meaning set forth in the Articles Supplementary.

"Derivative Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, repurchase transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

"Designated Owner" has the meaning set forth in the Articles Supplementary.

"Dividend Payment Date" has the meaning set forth in the Articles Supplementary.

"Dividend Rate" has the meaning set forth in the Articles Supplementary.

"Due Diligence Request" means the due diligence request letter from Chapman and Cutler LLP, counsel to the Purchaser, dated April 12, 2023.

"Effective Date" means the Date of Original Issue of the VMTP Shares subject to the satisfaction or waiver of the conditions specified in Section 3 of this Agreement.

"Effective Leverage Ratio" has the meaning set forth in the Articles Supplementary.

"Electronic Means" has the meaning set forth in the Articles Supplementary.

"Eligible Assets" means the instruments in which the Issuer may invest as described in Exhibit B to this Agreement, which may be amended from time to time with the prior written consent of the Purchaser.

"Failure" has the meaning set forth in Section 2.4 of this Agreement.

"Fee Rate" means initially 0.10% per annum, which shall be subject to increase by 0.10% per annum for each Week in respect of which any Failure has occurred and is continuing.

"Force Majeure Exception" means any failure or delay in the performance of the Issuer's reporting obligation pursuant to Section 2.4 of this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including acts of God; earthquakes; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; acts of civil or military authority and governmental action.  The Issuer shall use commercially reasonable efforts to commence performance of its obligations during any of the foregoing circumstances.

"Holder" has the meaning set forth in the Articles Supplementary.

The word "including" means "including without limitation."

"Indemnified Persons" means, the Purchaser and its affiliates and directors, officers, partners, employees, and control persons, entitled to indemnification by the Issuer under Section 7.3 of this Agreement.

"Investment Adviser" means BNY Mellon Investment Adviser, Inc., or any successor company or entity.

"Issuer" has the meaning set forth in the preamble to this Agreement.

"Liquidation Preference", with respect to a given number of VMTP Shares, means $25,000 times that number.

"Majority Participants" means the Holder(s) of more than 50% of the Outstanding VMTP Shares.

"Market Value" has the meaning set forth in the Articles Supplementary.

"Material Adverse Effect" means a material adverse effect upon (i) the ability of the Issuer to perform its obligations under this Agreement or (ii) the source for payment of the Liquidation Preference of, or dividends on, the VMTP Shares.

"Municipal Securities" has the meaning set forth in the Articles Supplementary.

"NRSRO" has the meaning set forth in the Articles Supplementary.

"Optional Redemption Premium" has the meaning set forth in the Articles Supplementary.

The word "or" is used in its inclusive sense.

"Other Rating Agency" means, at any time, each NRSRO, if any, other than S&P then providing a rating for the VMTP Shares pursuant to the request of the Issuer.

"Other Rating Agency Guidelines" means the guidelines provided by each Other Rating Agency, as may be amended from time to time, in connection with the Other Rating Agency's rating of the VMTP Shares.

"Outstanding" has the meaning set forth in the Articles Supplementary.

"Person" has the meaning set forth in the Articles Supplementary.

"Preferred Shares" has the meaning set forth in the Articles Supplementary.

"Pricing Procedures" has the meaning set forth in the Articles Supplementary.

"Purchase Price" means, in respect of the 1,209 VMTP Shares sold to the Purchaser, U.S. $30,225,000.

"Purchaser" has the meaning set forth in the preamble to this Agreement.

"QIB" means a "qualified institutional buyer" as defined in Rule 144A(a) under the Securities Act.

"Rate Period" has the meaning set forth in the Articles Supplementary.

"Rating Agency" means each of S&P (if S&P is then rating the VMTP Shares at the request of the Issuer), and any Other Rating Agency (if such Other Rating Agency is then rating the VMTP Shares at the request of the Issuer).

"Rating Agency Guidelines" means the S&P Guidelines and any Other Rating Agency Guidelines as they exist from time to time.

"Redemption and Paying Agent" means The Bank of New York Mellon, or with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), any successor Person, which has entered into an agreement with the Issuer to act in such capacity as the Issuer's tender agent, transfer agent, registrar, dividend disbursing agent, paying agent and redemption price disbursing agent and calculation agent in connection with the payment of regularly scheduled dividends with respect to the VMTP Shares.

"Registered Investment Company" has the meaning set forth in Section 2.1(b) of this Agreement.

"Registration Rights Agreement" means the registration rights agreement, dated as of July 12, 2023, entered into between the Issuer and the Purchaser with respect to the VMTP Shares.

"Registration Rights Failure" means any (i) failure by the Issuer to file a Registration Statement (as defined in the Registration Rights Agreement) with the Securities and Exchange Commission relating to such of the Registrable Securities (as defined in the Registration Rights Agreement, but excluding any that are properly excluded pursuant to Section 3.3(c) or (d) of the Registration Rights Agreement) which the Issuer has been properly requested to register under Section 3.1 of the Registration Rights Agreement within thirty (30) calendar days (or, if the thirtieth (30th) calendar day shall not be a Business Day, the next succeeding Business Day) of the later of (a) the date on which the holders of such Registrable Securities are required to give written notice to the Issuer of their intent to register such Registrable Securities pursuant to Section 3.1 of the Registration Rights Agreement or (b) if properly exercised by the Issuer, the end of any deferral period specified in accordance with the provisions of Section 3.2 of the Registration Rights Agreement, or (ii) failure by the Issuer to reply to any written comments on such Registration Statement received by the Issuer from the staff of the Securities and Exchange Commission (it being understood that the reply referenced herein shall not require the Issuer to accept or agree with any comment, in whole or in part) within thirty (30) calendar days (or, if the thirtieth (30th) calendar day shall not be a Business Day, the next succeeding Business Day) of receipt thereof by the Issuer.

"Related Documents" means this Agreement, the Charter, the Articles Supplementary, the Registration Rights Agreement, any certificate evidencing the VMTP Shares and the By-Laws.

"Reporting Date" has the meaning set forth in Section 6.1(o) of this Agreement.

"Reporting Failure" has the meaning set forth in Section 2.4 of this Agreement.

"S&P" means S&P Global Ratings, a Standard & Poor's Financial Services LLC business, and any successor or successors thereto.

"S&P Guidelines" means the guidelines, as may be amended from time to time, in connection with S&P's ratings of the VMTP Shares.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

"Securities Depository" means The Depository Trust Company, New York, New York, and any substitute for or successor to such securities depository that shall maintain a book-entry system with respect to the VMTP Shares.

"Sub-Adviser" means Insight North America LLC, or any successor company or entity.

"VMTP Shares" has the meaning set forth in the preamble to this Agreement.

"Week" means a period of seven (7) consecutive calendar days.

"written" or "in writing" means any form of written communication, including communication by means of electronic mail.

1.1	Incorporation of Certain Definitions by Reference and Interpretation

Each capitalized term used herein and not otherwise defined herein shall have the meaning provided therefor (including by incorporation by reference) in the other Related Documents.

ARTICLE II
PURCHASE AND TRANSFERS, COSTS AND EXPENSES; ADDITIONAL FEE

2.1	Purchase and Transfer of the VMTP Shares

(a)
On the Effective Date, BAPFC will acquire 1,209 VMTP Shares sold on initial issuance in a transaction (which, based upon the representations of the Issuer and the Purchaser herein, is exempt from registration under the Securities Act) by payment of the Purchase Price in immediately available funds to the Issuer through the account of its agent at the Securities Depository.

(b)
The Purchaser agrees that it may offer, sell, transfer or otherwise dispose of the VMTP Shares in compliance with the Securities Act and applicable state securities laws only in whole shares and only (i)(1) to Persons that it reasonably believes are QIBs that are: (a) registered closed-end management investment companies, the shares of which are traded on a national securities exchange and registered open-end management investment companies, in each case, that invest primarily in municipal obligations (each, a "Registered Investment Company"); (b) banks or entities that are 100% direct or indirect subsidiaries of banks' publicly traded parent holding companies (collectively, "Banks"); or (c) insurance companies, in each case, pursuant to Rule 144A or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act, (2) to tender option bond trusts (or similar vehicles used for providing financing for municipal obligations and municipal closed-end fund preferred shares) in which all investors are Persons that the Purchaser reasonably believes are QIBs that are Registered Investment Companies, Banks or insurance companies (or, in the case of a tender option bond trust (or similar vehicles used for providing financing for municipal obligations and municipal closed-end fund preferred shares) in which the Holder or an affiliate of the Holder retains a residual interest), or (3) to other investors with the prior written consent of the Issuer and (ii) unless the prior written consent of each of the Issuer and the Majority Participants has been obtained, not to BNYM Persons if such BNYM Persons would, after such sale and transfer, own more than 20% of the Outstanding VMTP Shares.  Any transfer in violation of the foregoing restrictions shall be void ab initio. In the event that the Purchaser intends to transfer the VMTP Shares to a Person other than an affiliate or a tender option bond trust (or similar vehicles used for providing financing for municipal obligations and municipal closed-end fund preferred shares), the Purchaser shall provide written notice to the Fund, which notice shall be signed by the Purchaser, indicating the Purchaser's intent to transfer the VMTP Shares and the name of the intended transferee at least three (3) Business Days in advance of the transfer; provided, that any failure to deliver such advance notice shall not void any such transfer. In connection with any transfer of the VMTP Shares, each transferee will be required to deliver to the Issuer a transferee certificate set forth as Exhibit C to this Agreement no later than the date of the transfer (excluding a tender option bond trust (or similar vehicles used for providing financing for municipal obligations and municipal closed-end fund preferred shares) in which the Purchaser retains a residual interest, which will not be required to deliver a transferee certificate).  The foregoing restrictions on transfer shall not apply to any VMTP Shares registered under the Securities Act pursuant to the Registration Rights Agreement or any subsequent transfer of such registered VMTP Shares thereafter.

(c)
In the event that the Purchaser transfers, in accordance with Section 2.1(b) of this Agreement, VMTP Shares to a tender option bond trust (or similar vehicles used for providing financing for municipal obligations and municipal closed-end fund preferred shares) in which the Purchaser retains a residual interest, for so long as no event has occurred that results in the termination of such tender option bond trust (or similar vehicles used for providing financing for municipal obligations and municipal closed-end fund preferred shares), for purposes of each of the Applicable Sections (as defined below) that requires, permits or provides for (i) notice or the delivery of information to or (ii) voting of the VMTP Shares or the giving of any consent by or (iii) payment of fees, in each case, to the Purchaser or the Majority Participants, the Purchaser, and not such tender option bond trust (or similar vehicles used for providing financing for municipal obligations and municipal closed-end fund preferred shares), shall be deemed to be the actual owner of such VMTP Shares.  For the avoidance of doubt, the deemed ownership provided for in this Section 2.1(c) shall be limited to the following sections of this Agreement:  2.1(b), 2.4, 6.1, 6.2, 6.8, 6.9, 6.12, 6.14, 6.17, 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.8, 7.10, 7.12 and 7.15 (collectively, the "Applicable Sections").  The deemed ownership provided for in this Section 2.1(c) shall last until the earliest of (A) the termination of such tender option bond trust (or similar vehicles used for providing financing for municipal obligations and municipal closed-end fund preferred shares); (B) the agreement by the Issuer and the Purchaser to terminate such deemed ownership; and (C) with respect to some or all of the Applicable Sections, the good-faith determination by the Purchaser that such deemed ownership has adverse tax, legal or other regulatory consequences or is otherwise no longer consistent with applicable law.

(d)
Anything herein to the contrary notwithstanding, except with respect to the deemed ownership provided for above in respect of the Applicable Sections, the tender option bond trust (or similar vehicles used for providing financing for municipal obligations and municipal closed-end fund preferred shares) to which VMTP Shares are transferred and each of the beneficial owners thereof shall retain all of its other rights in respect of the Issuer and the VMTP Shares pursuant to this Agreement and the Articles Supplementary or under law, including, for the avoidance of doubt, its rights under any of the Applicable Sections to the extent necessary for the protection or exercise of such other rights retained pursuant to this Section 2.1(d) of this Agreement or that are otherwise applicable as a result of the exercise of such other rights.

2.2	Fees

(a)
Within thirty (30) days of invoicing, the Issuer shall pay the reasonable fees and expenses of the Purchaser's single outside counsel in connection with (i) the negotiation and documentation of the transactions contemplated by this Agreement and (ii) the initial organization and set up of a voting trust to be formed with respect to the VMTP Shares.

(b)
The Issuer shall pay the fees and expenses incurred by the Purchaser in connection with both the initial set up and organization and the annual maintenance of the voting trust to be formed with respect of the VMTP Shares, such amount not to exceed $15,000 on an annual basis.

(c)
With respect to the fees and expenses described in subsection (b) of this Section 2.2, the Issuer will pay such fees and expenses within thirty (30) days of receipt of the associated invoice. For avoidance of doubt, the Issuer's responsibilities with respect to the fees and expenses described in subsections (a)(ii) and (b) are exclusive of each other.

2.3	Operating Expenses

The Issuer shall pay amounts due to be paid by it hereunder (including any incidental expenses but not including redemption or dividend payments on the VMTP Shares) as operating expenses.

2.4	Additional Fee for Failure to Comply with Reporting Requirement or Registration Rights Failure

(a)
For so long as the Purchaser is a Holder or Designated Owner of any Outstanding VMTP Shares, if the Issuer fails to comply with the reporting requirements set forth in Sections 6.1(o) and 6.1(p) of this Agreement (except as a result of a Force Majeure Exception) and such failure is not cured within seven (7) Business Days after written notification to the Issuer by the Purchaser of such failure (a "Reporting Failure") or a Registration Rights Failure occurs, and such failure is not cured within seven (7) Business Days after written notification to the Issuer by the Purchaser of such failure, the Issuer shall pay to the Purchaser on the Dividend Payment Date occurring in the month immediately following a month in which either such Reporting Failure or Registration Rights Failure (either, a "Failure") continues a fee, calculated in respect of each Week (or portion thereof) during such month in respect of a Failure and beginning on the date of such Failure, equal to the product of (i) the Fee Rate, times (ii) the aggregate average daily Liquidation Preference of the VMTP Shares held by the Purchaser during such Week or portion thereof, times (iii) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs.  If such fee is an "other distribution" pursuant to the Articles Supplementary, such fee shall be paid pursuant to and in accordance with the Articles Supplementary, including Section 2.2(c) of the Articles Supplementary.  Notwithstanding the foregoing, in no event shall (i) the fee payable pursuant to this Section 2.4 hereunder for any Week plus the Applicable Spread on the VMTP Shares for such Week exceed an amount (exclusive of any Additional Amount Payment) equal to the product of (x) 15%, times (y) the aggregate average daily Liquidation Preference of the VMTP Shares held by the Purchaser during such Week or portion thereof, times (z) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs; (ii) the fee payable pursuant to this Section 2.4 for any Week plus the amount of dividends payable at the Dividend Rate for the VMTP Shares for such Week exceed an amount equal to the product of (aa) 15%, times (bb) the aggregate average daily Liquidation Preference of the VMTP Shares held by the Purchaser during such Week or portion thereof, times (cc) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs; or (iii) the Issuer be required to calculate or pay a fee in respect of more than one Failure in any Week.

(b)
Notwithstanding the foregoing, in no event shall (i) the fee payable pursuant to this Section 2.4 for any day plus the Dividend Rate for the VMTP Shares for such day exceed 15%, (ii) the Issuer be required to calculate and pay a fee, in respect of more than one Failure in any Week, or (iii) the fee payable pursuant to this Section 2.4 be payable with respect to any portion of a Week in which such Failure is not continuing.

ARTICLE III
CONDITIONS TO EFFECTIVE DATE

It shall be a condition to the Effective Date that each of the following conditions shall have been satisfied or waived as of or on such date, and upon such satisfaction or waiver, this Agreement shall be effective:

(a)	this Agreement shall have been duly executed and delivered by the parties hereto;

(b)	the VMTP Shares shall have a long-term issue credit rating of at least AA (or its equivalent) from at least one NRSRO, expected to be S&P, on the Effective Date;

(c)
receipt by the Purchaser of executed originals, or copies certified by a duly authorized officer of the Issuer to be in full force and effect and not otherwise amended, of all Related Documents, as in effect on the Effective Date, and an incumbency certificate with respect to the authorized signatories thereto;

(d)	receipt by the Purchaser of opinions of counsel for the Issuer, substantially to the effect of Exhibit A;

(e)
except as otherwise disclosed to the Purchaser, there shall not be any pending or overtly threatened material litigation against the Issuer (unless such pending or threatened litigation has been determined by the Purchaser to be acceptable);

(f)	the fees and expenses and all other amounts payable on the Effective Date pursuant to Section 2.2(a) hereof shall have been paid;

(g)
the Purchaser, in its reasonable discretion, shall be satisfied that no change in law, rule or regulation (or their interpretation or administration), in each case, shall have occurred which will adversely affect the consummation of the transaction contemplated by this Agreement;

(h)	there shall have been delivered to the Purchaser any additional documentation and financial information, including satisfactory responses to its due diligence inquiries, as it deems relevant; and

(i)
there shall have been delivered to the Purchaser such information and copies of documents, approvals (if any) and records certified, where appropriate, of corporate proceedings as the Purchaser may have requested relating to the Issuer's entering into and performing this Agreement and the other Related Documents to which the Issuer is a party, and the transactions contemplated hereby and thereby.

The Issuer and the Purchaser agree that consummation of the purchase and sale of the VMTP Shares pursuant to this Agreement shall constitute acknowledgment that the foregoing conditions have been satisfied or waived.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE ISSUER

The representations and warranties set out in this Article IV are given hereunder by the Issuer to the Purchaser as of the Effective Date.

4.1	Existence

The Issuer is validly existing and in good standing as a corporation under the laws of the State of Maryland, with full right and power to issue the VMTP Shares and to execute, deliver and perform its obligations under this Agreement and each other Related Document, except where the failure to have such right and power would not reasonably be expected to give rise to a Material Adverse Effect.

4.2	Authorization; Contravention

The execution, delivery and performance by the Issuer of this Agreement and each other Related Document are within the Issuer's powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official except such as have been taken or made and do not violate or contravene, or constitute a default under, any provision of applicable law, Charter, ordinance or regulation or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Issuer or cause the creation or imposition of any lien or encumbrance on any asset of the Issuer.

4.3	Binding Effect

Each of this Agreement and the Registration Rights Agreement constitutes a valid and binding agreement of the Issuer, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable or public policy principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.  The VMTP Shares have been duly authorized and, when issued upon payment therefor by the Purchaser as contemplated by this Agreement, will be validly issued by the Issuer and fully paid and nonassessable.

4.4	Financial Information

The most recent publicly available financial statements of the Issuer, and the auditors' report with respect thereto, copies of which have heretofore been furnished to the Purchaser, fairly present in all material respects the financial condition of the Issuer, at such date and for such period, and were prepared in accordance with accounting principles generally accepted in the United States, consistently applied (except as required or permitted and disclosed). Since the date of such financial statements, there has been no material adverse change in the condition (financial or otherwise) or operations of the Issuer that would reasonably be expected to have a Material Adverse Effect, except as otherwise disclosed to the Purchaser, other than changes in the general economy or changes affecting the market for municipal securities or investment companies generally.  Any financial, budget and other projections furnished to the Purchaser were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair and reasonable in light of conditions existing at the time of delivery of such financial, budget or other projections.

4.5	Litigation

Except as otherwise disclosed to the Purchaser or in a schedule delivered to the Purchaser prior to the Effective Date, no action, suit, proceeding or investigation is pending or (to the knowledge of the Issuer) overtly threatened in writing against the Issuer in any court or before any governmental authority which would reasonably be expected to have a Material Adverse Effect.

4.6	Consents

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any governmental agency, bureau or agency required to be obtained by the Issuer in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the other Related Documents by or against the Issuer have been obtained and are in full force and effect, except to the extent that the failure to make or obtain the same would not reasonably be expected to give rise to a Material Adverse Effect.

4.7	Incorporation of Additional Representations and Warranties

As of the Effective Date, the Issuer hereby makes to the Purchaser the representations and warranties included in Exhibit D hereto, which representations and warranties are hereby incorporated by reference herein.

4.8	Complete and Correct Information

All information, reports and other papers and data with respect to the Issuer furnished to the Purchaser by the Issuer (other than financial information, financial statements, budgets and projections, which are covered solely by Section 4.4 of this Agreement) were, at the time the same were so furnished, complete and correct in all material respects.  No fact is known to the Issuer that materially and adversely affects or in the future may (so far as it can reasonably foresee) materially and adversely affect the VMTP Shares, or the Issuer's ability to repay when due its obligations under this Agreement, any of the VMTP Shares and the other Related Documents that has not been set forth in the financial information and other documents referred to in Section 4.4 or this Section 4.8 of this Agreement or in such information, reports, papers and data otherwise made available or disclosed in writing to the Purchaser.  Taken as a whole, the documents furnished and statements made by the Issuer in connection with the negotiation, preparation or execution of this Agreement and the other Related Documents do not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4.9	1940 Act Registration

The Issuer is duly registered as a closed-end management investment company under the 1940 Act and such registration is in full force and effect.

4.10	Effective Leverage Ratio; Asset Coverage

As of the Effective Date, the Issuer is in compliance with the Effective Leverage Ratio and the Asset Coverage as required by Section 2.4 of the Articles Supplementary.

In connection with calculating the Effective Leverage Ratio, the Issuer's total assets and accrued liabilities reflect the positive or negative net obligations of the Issuer under each Derivative Contract determined in accordance with the Issuer's valuation policies.

4.11	Credit Quality

As of the Effective Date, the Issuer (i) has invested at least 90% of its Fund Assets in investment grade quality Municipal Securities that, at the time of investment, were rated within the four highest grades (Baa3 or BBB- or better) by at least one of the NRSROs rating such securities or were unrated but judged to be of comparable credit quality by the Sub-Adviser; and (ii) has invested no more than 10% of its Fund Assets in Municipal Securities that were rated below investment grade or were unrated but judged to be of comparable credit quality by the Sub-Adviser, provided that the Issuer has invested none of the Issuer's Fund Assets in Municipal Securities that, at the time of investment, were rated below B3/B- by an NRSRO or that were unrated but judged to be of comparable credit quality by the Investment Adviser.

4.12	Due Diligence

The Issuer understands that nothing in this Agreement or any other materials presented to the Issuer in connection with the purchase and sale of the VMTP Shares constitutes legal, tax or investment advice from the Purchaser.  The Issuer has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its sale of the VMTP Shares.

4.13	Certain Fees

The Issuer acknowledges that, other than the fees and expenses payable pursuant to this Agreement, no brokerage or finder's fees or commissions are or will be payable by the Issuer or, to the Issuer's knowledge, by the Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

4.14	Eligible Assets

As of the Effective Date, the Issuer owns only Eligible Assets, as described in Exhibit B to this Agreement.

4.15	Capitalization

The Preferred Shares capitalization of the Fund as of the date of this Agreement after giving effect to the transactions contemplated by this Agreement is set forth in Exhibit E hereto.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants with respect to itself, as of the date hereof and as of the Effective Date to the Issuer as follows:

5.1	Existence

The Purchaser is validly existing and in good standing as a corporation under the laws of the State of Delaware, and the Purchaser has full right and power to purchase the VMTP Shares and to execute, deliver and perform its obligations under this Agreement and each other Related Document to which it is a party, except where the failure to have such right and power would not reasonably be expected to give rise to a Material Adverse Effect.

5.2	Authorization; Contravention

The execution, delivery and performance by the Purchaser of this Agreement and each other Related Document to which it is a party are within the Purchaser's powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official except such as have been taken or made, and do not violate or contravene, or constitute a default under, any provision of applicable law, Charter, ordinance or regulation or of any material agreement, judgment, injunction, order, decree or other instrument, in each case applicable to or binding upon the Purchaser.

5.3	Binding Effect

Each of this Agreement and the Registration Rights Agreement constitutes a valid and binding agreement of the Purchaser, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable or public policy principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

5.4	Own Account

The Purchaser understands that the VMTP Shares are "restricted securities" as defined in Rule 144 promulgated under the Securities Act and have not been registered under the Securities Act or any applicable state securities laws and are subject to restrictions on the sale and transferability applicable to restricted securities.  The Purchaser is acquiring the VMTP Shares as principal for its own account and not with a view to or for the purpose of distributing or reselling such securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such VMTP Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such VMTP Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting the Purchaser's right to register the VMTP Shares under the Securities Act pursuant to the Registration Rights Agreement or otherwise transfer the VMTP Shares in compliance with the transfer limitations of this Agreement in compliance with applicable federal and state securities laws).

5.5	Litigation

Except as disclosed in a schedule delivered to the Issuer prior to the Effective Date, no action, suit, proceeding or investigation is pending or (to the knowledge of the Purchaser) overtly threatened in writing against the Purchaser in any court or before any governmental authority in any way contesting or, if decided adversely, would affect the validity of this Agreement.

5.6	Consents

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any governmental agency, bureau or agency required to be obtained by the Purchaser in connection with the execution, delivery, performance, validity or enforceability of this Agreement by or against the Purchaser and the purchase of the VMTP Shares have been obtained and are in full force and effect, except to the extent that the failure to make or obtain the same would not reasonably be expected to give rise to a Material Adverse Effect.

5.7	Purchaser Status

At the time the Purchaser was offered the VMTP Shares, it was, and as of the Effective Date it is:  (i) an "accredited investor" as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act and (ii) a QIB.

5.8	Certain Transactions

Other than consummating the transactions contemplated by this Agreement, the Purchaser has not directly or indirectly executed, nor has any Person acting on behalf of the Purchaser, or pursuant to any understanding with the Purchaser executed, any other purchases of securities of the Issuer which may be integrated with the transactions contemplated by this Agreement.

5.9	Certain Fees

The Purchaser acknowledges that, other than the fees and expenses payable pursuant to this Agreement, no brokerage or finder's fees or commissions are or will be payable by the Purchaser or, to the Purchaser's knowledge, by the Issuer to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

5.10	Experience of the Purchaser

The Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the VMTP Shares, and has so evaluated the merits and risks of such investment.  The Purchaser is able to bear the economic risk of an investment in the VMTP Shares and, at the present time, is able to afford a complete loss of such investment.

5.11	Due Diligence

The Purchaser acknowledges that it has sole responsibility for its own due diligence investigation and its own investment decision relating to the VMTP Shares.  The Purchaser understands that nothing in this Agreement or any other materials presented to the Purchaser in connection with the purchase and sale of the VMTP Shares constitutes legal, tax or investment advice from the Issuer.  The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the VMTP Shares.

5.12	Access to Information

The Purchaser acknowledges that it has had access to and has reviewed all information, documents and records that Purchaser has deemed necessary in order to make an informed investment with respect to its investment in the VMTP Shares.  The Purchaser has had the opportunity to ask representatives of the Issuer certain questions and request certain additional information regarding the terms and conditions of such investment and the finances, operations, business and prospects of the Issuer and has had any and all such questions and requests answered to the Purchaser's satisfaction; and the Purchaser understands the risk and other considerations relating to such investment.

ARTICLE VI
COVENANTS OF THE ISSUER

The Issuer agrees that, so long as there is any amount payable hereunder or the Purchaser owns any Outstanding VMTP Shares:

6.1	Information

Without limitation of the other provisions of this Agreement, the Issuer will deliver, or direct the Redemption and Paying Agent to deliver, to the Purchaser:

(a)
as promptly as practicable after the preparation and filing thereof with the Securities and Exchange Commission, each annual and semi-annual report prepared with respect to the Issuer, which delivery may be made by notice of the electronic availability of any such document on a public website;

(b)
notice of any change in (including being put on Credit Watch or Watchlist), or suspension or termination of, the rating on the VMTP Shares by any Rating Agency (and any corresponding change in the Rating Agency Guidelines applicable to the VMTP Shares associated with any such change in the rating from any Rating Agency) or any change of a Rating Agency rating the VMTP Shares as promptly as practicable upon the occurrence thereof;

(c)	notice of any redemption or other repurchase of any or all of the VMTP Shares as provided in the Articles Supplementary;

(d)
notice of any proposed amendments to any of the Related Documents at such time as the amendments are sent to other parties (other than the Board of Directors) whose approval is required for such amendment and in any event not less than ten (10) Business Days prior to the effectiveness of any proposed amendment and copies of all actual amendments thereto within ten (10) Business Days of being signed or, in each case, as provided in the relevant document;

(e)
notice of any missed, reduced or deferred dividend payment on the VMTP Shares that remains uncured for more than three (3) Business Days as soon as reasonably practicable, but in no event later than one (1) Business Day after expiration of the foregoing grace period;

(f)
notice of the failure to make any deposit provided for under Section 2.4(d) of the Articles Supplementary in respect of a properly noticed redemption as soon as reasonably practicable, but in no event later than two (2) Business Days after discovery of such failure to make any such deposit;

(g)
notice of material non-compliance with the Rating Agency Guidelines (if applicable) for more than five (5) consecutive Business Days as soon as reasonably practicable, but in no event later than one (1) Business Day after expiration of the foregoing grace period;

(h)
notice of the distribution of net capital gains or ordinary income one (1) Business Day in advance of the Rate Period that such net capital gains or ordinary income will or may be distributed, in addition to any notice the Redemption and Paying Agent provides to Designated Owners or their Agent Members;

(i)
notice of any change to any investment adviser or sub-adviser of the Issuer within five (5) Business Days after a resignation or a notice of removal has been sent by or to any investment adviser or sub-adviser;

(j)
notice of any proxy solicitation of stockholders by the Issuer, which may be satisfied by the delivery of the proxy statement itself, as soon as reasonably practicable, but in no event later than five (5) Business Days after mailing thereof to all stockholders;

(k)
notice no later than two (2) Business Days after the occurrence thereof of (i) the failure of the Issuer to pay the amount due on any "senior securities" (as defined under the 1940 Act) or other debt issued by the Issuer at the time outstanding after any period of grace or cure with respect thereto shall have expired; (ii) the failure of the Issuer to pay, or admitting in writing its inability to pay, its debts generally as they become due; or (iii) the failure of the Issuer to pay accumulated dividends on any additional preferred stock ranking pari passu with the VMTP Shares, after any period of grace or cure with respect thereto shall have expired;

(l)
notice of a material breach of any representation, warranty or covenant of the Issuer contained in this Agreement or the Registration Rights Agreement or any material violation of the terms of the Articles Supplementary, in each case, only if any officer of the Issuer has actual knowledge of such breach or violation, as soon as reasonably practicable, but in no event later than five (5) Business Days, after actual knowledge of any officer of the Issuer thereof;

(m)
notice of any litigation, administrative proceeding or business development which may reasonably be expected to materially adversely affect the Issuer's business, properties or affairs or to materially impair the ability of the Issuer to perform its obligations as set forth hereunder or under any of the other Related Documents to which it is a party as soon as reasonably practicable, but in no event later than ten (10) Business Days after actual knowledge of any officer of the Issuer thereof;

(n)
upon request of the Purchaser, copies of all certificates that the Issuer has delivered to each Rating Agency that are set forth in the respective Rating Agency Guidelines (if applicable) regarding Asset Coverage and all related calculations for such certificates at such times and containing such information as set forth in the respective Rating Agency Guidelines as soon as reasonably practicable after such certificates have been sent;

(o)
within fifteen (15) calendar days after the last day of each month (each, a "Reporting Date"), a report of portfolio holdings of the Issuer as of the close of business on the last Business Day of such month, prepared on a basis substantially consistent with the monthly reports of portfolio holdings of the Issuer currently reported on the Issuer's public website;

(p)
within fifteen (15) calendar days after the last day of each month, a calculation of the Effective Leverage Ratio and the Asset Coverage of the Issuer as of the close of business of the last Business Day of such month; and upon the failure of the Issuer to maintain Asset Coverage as provided in Section 2.4(a) of the Articles Supplementary or the Effective Leverage Ratio as required by Section 2.4(c) of the Articles Supplementary, notice of such failure within one (1) Business Day of the occurrence thereof;

(q)
notice of any amendment to the Pricing Procedures effecting the determination of Market Value of any of the Issuer's assets, together with detail of such amendment, within five (5) Business Days of the occurrence thereof; and

(r)
from time to time such additional information regarding the financial position, results of operations or prospects of the Issuer as the Purchaser may reasonably request including, without limitation, copies of all offering material with respect to the sale of any securities of the Issuer as soon as reasonably practicable, but in no event later than seven (7) Business Days after such a request.

All information, reports and other papers, documentation and data with respect to the Issuer furnished to the Purchaser pursuant to this Section 6.1 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to the Purchaser under this Agreement or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  For purposes of Sections 6.1(o) and 6.1(p), references to any day that is not a Business Day shall mean the next preceding Business Day.

6.2	No Amendment or Certain Other Actions Without Consent of the Purchaser

To the extent that the Purchaser is the Holder or Designated Owner of more than 50% of the VMTP Shares then outstanding, without the prior written consent of the Purchaser, the Issuer will not agree to, consent to or permit any material amendment, supplement, modification or repeal of the Articles Supplementary or any provision therein, nor waive any provision thereof that would adversely affect the Holders; provided that, subject to Section 7.13, the Issuer will provide not less than ten (10) Business Days' written notice in accordance with Section 7.1 of this Agreement (or such lesser number of days that the Issuer and the Purchaser agree) (the "notice period"), which notice shall be confirmed telephonically with the Purchaser within one (1) Business Day, before the implementation of any such amendment, supplement, modification or repeal that it has determined would not have an adverse effect pursuant to this Section 6.2; provided further that the Issuer shall not proceed with such amendment that it has determined to not have an adverse effect if the Majority Participants provide an objection stating that such amendment is adverse and providing the basis therefor not less than two (2) Business Days prior to the end of notice period; provided further that any notice provided by the Issuer or the Purchaser pursuant to this Section 6.2 that is received after 1:00 p.m. Eastern time on any given day will be treated as having been received on the following Business Day.

6.3	Maintenance of Existence

The Issuer shall continue to maintain its existence as a corporation under the laws of the State of Maryland, with full right and power to issue the VMTP Shares and to execute, deliver and perform its obligations under this Agreement and each other Related Document.

6.4	Tax Status of the Issuer

The Issuer will qualify as a "regulated investment company" within the meaning of Section 851(a) of the Code and the dividends made with respect to the VMTP Shares will qualify as "exempt interest dividends" to the extent they are reported as such by the Issuer and permitted by Section 852(b)(5)(A) of the Code.

6.5	Payment Obligations

The Issuer shall promptly pay or cause to be paid all amounts payable by it hereunder and under the other Related Documents, according to the terms hereof and thereof, shall take such actions as may be necessary to include all payments hereunder and thereunder which are subject to appropriation in its budget and make full appropriations related thereto, and shall duly perform each of its obligations under this Agreement and the other Related Documents.  All payments of any sums due hereunder shall be made in the amounts required hereunder without any reduction or setoff, notwithstanding the assertion of any right of recoupment or setoff or of any counterclaim by the Issuer.

6.6	Compliance With Law

The Issuer shall comply with all laws, ordinances, orders, rules and regulations that may be applicable to it if the failure to comply would have a Material Adverse Effect.

6.7	Maintenance of Approvals: Filings, Etc.

The Issuer shall at all times maintain in effect, renew and comply with all the terms and conditions of all consents, filings, licenses, approvals and authorizations as may be necessary under any applicable law or regulation for its execution, delivery and performance of this Agreement and the other Related Documents to which it is a party.

6.8	Inspection Rights

The Issuer shall, at any reasonable time and from time to time, upon reasonable notice, permit the Purchaser or any agents or representatives thereof, at the Issuer's expense, to examine and make copies of the records and books of account related to the transactions contemplated by this Agreement, to visit its properties and to discuss its affairs, finances and accounts with any of its officers and independent accountants, to the extent permitted by law, provided, however, that the Issuer shall not be required to pay for more than one inspection per fiscal year. The Issuer will not unreasonably withhold its authorization for its independent accountants to discuss its affairs, finances and accounts with the Purchaser.

All information, reports and other papers, documentation and data with respect to the Issuer furnished to the Purchaser pursuant to this Section 6.8 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to the Purchaser under this Agreement or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.9	Litigation, Etc.

The Issuer shall (to the extend not prohibited by applicable law) give prompt notice in writing to the Purchaser of any litigation, administrative proceeding or business development which is reasonably expected to materially adversely affect its business, properties or affairs or to materially impair the ability of the Issuer to perform its obligations as set forth hereunder or under any of the other Related Documents.

6.10	1940 Act Registration

The Issuer shall maintain its valid registration as a registered closed-end company under the 1940 Act in full force and effect.

6.11	Credit Quality

The Issuer shall (i) invest all of its Fund Assets in investment grade quality Municipal Securities that, at the time of investment, were rated within the four highest grades (Baa or BBB or better) by at least one of the NRSROs rating such securities or were unrated but judged to be of comparable credit quality by the Sub-Adviser; and (ii) may hold no more than 10% of its Fund Assets in Municipal Securities that are rated below investment grade or were unrated but judged to be of comparable credit quality by the Sub-Adviser, provided that the Issuer has invested none of the Issuer's Fund Assets in Municipal Securities that, at the time of investment, were rated below B3/B- by an NRSRO or that were unrated but judged to be of comparable credit quality by the Sub-Adviser.

6.12	Maintenance of Effective Leverage Ratio

For so long as the Issuer fails to provide the information required under Sections 6.1(o) and 6.1(p) of this Agreement, the Purchaser may calculate, for purposes of Section 2.4(d) of the Articles Supplementary, the Effective Leverage Ratio using the most recently received information required to be delivered pursuant to Sections 6.1(o) and 6.1(p) and the market values of securities determined by the third-party pricing service which provided the market values to the Issuer on the most recent date that information was properly provided by the Issuer pursuant to the requirements of Section 6.1(o) and 6.1(p). The Effective Leverage Ratio as calculated by the Purchaser in such instances shall be binding on the Issuer. If required, the Issuer shall restore the Effective Leverage Ratio as provided in the Articles Supplementary.

In connection with calculating the Effective Leverage Ratio, the Issuer's total assets and accrued liabilities shall reflect the positive or negative net obligations of the Issuer under each Derivative Contract determined in accordance with the Issuer's valuation policies.

6.13	Redemption and Paying Agent

The Issuer shall use its commercially reasonable efforts to engage at all times a Redemption and Paying Agent to perform the duties to be performed by the Redemption and Paying Agent specified herein and in the Articles Supplementary.

6.14	Cooperation in the Sale of the VMTP Shares

The Issuer will comply with reasonable due diligence requests from the Purchaser in connection with any proposed sale by the Purchaser of the VMTP Shares in a transaction exempt from registration and otherwise permitted by this Agreement, provided that the Issuer need not comply with more than two of any such requests in any period of twelve (12) consecutive months and any prospective purchaser of the VMTP Shares from the Purchaser shall execute a confidentiality agreement substantially to the effect of Section 7.13 hereof prior to receiving any due diligence materials provided pursuant to such due diligence request.

All information, reports and other papers, documentation and data with respect to the Issuer furnished to the Purchaser pursuant to this Section 6.14 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to the Purchaser under this Agreement or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.15	Use of Proceeds

The net proceeds from the sale of the VMTP Shares will be used initially for the redemption of the existing Auction Preferred Stock of the Issuer, in each case within 15 Business Days of the date of this Agreement.  Any proceeds remaining after such redemptions shall be used for any purpose permitted under the Charter, the By-Laws and this Agreement.

6.16	Securities Depository

The Issuer agrees to maintain settlement of the VMTP Shares in global book entry form through the Securities Depository or such other clearance system acceptable to the Purchaser.

6.17	Future Agreements

The Issuer shall promptly, at the request of the Purchaser, enter into an agreement, on terms mutually satisfactory to the Issuer and the Purchaser, of the type specified in Section 12(d)(1)(E)(iii) of the 1940 Act, so as to permit the Purchaser or any transferee satisfying the requirements set forth in Section 2.1 of this Agreement to rely on the provisions of Section 12(d)(1)(E)(iii) of the 1940 Act.

6.18	Eligible Assets

The Issuer shall only make investments in the Eligible Assets described in Exhibit B to this Agreement, as amended from time to time with the prior written consent of the Purchaser, in accordance with the Issuer's investment objectives and the investment policies disclosed to the Purchaser, as such investment objectives and investment policies may be modified in accordance with the 1940 Act and applicable law.

6.19	Maryland Control Share Acquisition Act

The Issuer and the Board of Directors shall not take any actions that would cause the Issuer to be subject to Title 3, Subtitle 7 of the Maryland General Corporation Law, known as the Maryland Control Share Acquisition Act.

ARTICLE VII
MISCELLANEOUS

7.1	Notices

All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, electronic mail or similar writing), except in the case of notices and other communications permitted to be given by telephone, and shall be given to such party at its address or telecopy number or email address set forth below or such other address or telecopy number or email address as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section. Except as otherwise specified, notices under Section 6.1 of this Agreement may be given by telephone to the Purchaser at the telephone numbers listed below (or such other telephone numbers as may be designated by the Purchaser, by written notice to the Issuer, to receive such notice), promptly confirmed in writing, including by fax or electronic mail.  The notice address for each party is specified below:

(a)	if to the Issuer:

BNY Mellon Municipal Income, Inc.
240 Greenwich Street
New York, New York 10286
Attention:	Deirdre Cunnane
Telephone:	(212) 922-6039
Email:	Deirdre.cunnane@bnymellon.com

(b)	if to BAPFC:

Banc of America Preferred Funding Corporation
One Bryant Park
1111 Avenue of the Americas, 3rd Floor
New York, NY 10036
Attention:	Thomas J. Visone
Mary Ann Olson
Todd Blasiak
Michael Jentis
Lisa Irizarry
Carl Daniels
Telephone:	(212) 449-7358
Email:	thomas.visone@bofa.com
mary.ann.olson@bofa.com
todd.blasiak@bofa.com
lisa.m.irizarry@bofa.com
michael.jentis@bofa.com
carl.daniels@bofa.com

7.2	No Waivers

(a)
The obligations of the Issuer hereunder shall not in any way be modified or limited by reference to any other document, instrument or agreement (including, without limitation, the VMTP Shares or any other Related Document).  The rights of the Purchaser hereunder are separate from and in addition to any rights that any Holder or Designated Owner of any VMTP Share may have under the terms of such VMTP Share or any Related Document or otherwise.

(b)
No failure or delay by the Issuer or the Purchaser in exercising any right, power or privilege hereunder or under the VMTP Shares shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No failure or delay by the Issuer or the Purchaser in exercising any right, power or privilege under or in respect of the VMTP Shares or any other Related Document shall affect the rights, powers or privileges of the Issuer or the Purchaser hereunder or shall operate as a limitation or waiver thereof.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

7.3	Expenses and Indemnification

(a)
The Issuer shall upon demand either, as the Purchaser may require, pay in the first instance or reimburse the Purchaser (to the extent that payments for the following items are not made under the other provisions hereof) for all reasonable out-of-pocket expenses (including reasonable fees and costs of outside counsel, and reasonable consulting, accounting, appraisal, investment banking, and similar professional fees and charges) incurred by the Purchaser in connection with the enforcement of or preservation of rights under this Agreement. The Issuer shall not be responsible under this Section 7.3(a) for the fees and costs of more than one law firm in any one jurisdiction with respect to any one proceeding or set of related proceedings for the Purchaser, unless the Purchaser shall have reasonably concluded that there are legal defenses available to it that are different from or additional to those available to the Issuer.

(b)
The Issuer agrees to indemnify and hold harmless the Purchaser and each other Indemnified Person of the Purchaser from and against any losses, claims, damages, liabilities and reasonable out-of-pocket expenses incurred by them (including reasonable fees and disbursements of outside counsel) that are related to or arise out of (i) any claim by any third party relating to the offering or sale of the VMTP Shares by the Issuer or the holding of the VMTP Shares by the Purchaser (A) that the Purchaser aided and abetted a breach of a fiduciary duty by the Issuer or any Director or officer of the Issuer or (B) arising from any act by the Issuer or any Director or officer of the Issuer or (ii) any breach by the Issuer of any Related Document (in each case, excluding claims, losses, liabilities or expenses arising out of or resulting from the gross negligence or willful misconduct of any Indemnified Person as determined by a court of competent jurisdiction, and excluding any consequential, special or punitive damages or losses consisting of trading losses, speculative losses, loss of profit or loss of business opportunity).

(c)
The indemnifying party also agrees that if any indemnification sought by an Indemnified Person pursuant to this Agreement is unavailable or insufficient, for any reason, to hold harmless the Indemnified Persons of such other party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof), then the indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages, liabilities and expenses (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the Issuer on the one hand and the Purchaser on the other hand from the actual or proposed transactions giving rise to or contemplated by this Agreement or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the Issuer on the one hand and the Purchaser on the other, in connection with such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations; provided that in any event the aggregate contribution of the Purchaser and their Indemnified Persons to all losses, claims, damages, liabilities and expenses with respect to which contributions are available hereunder will not exceed the amount of dividends received by the Purchaser from the Issuer pursuant to the proposed transactions giving rise to this Agreement. For purposes of determining the relative benefits to the Issuer on the one hand, and the Purchaser on the other, under the proposed transactions giving rise to or contemplated by this Agreement, such benefits shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Issuer pursuant to the transactions, whether or not consummated bears to (ii) the dividends and Optional Redemption Premium paid by the Issuer to the Purchaser in connection with the proposed transactions giving rise to or contemplated by this Agreement.  The relative fault of the parties shall be determined by reference to, among other things, whether the actions taken or omitted to be taken in connection with the proposed transactions contemplated by this Agreement (including any misstatement of a material fact or the omission to state a material fact) relates to information supplied by the Issuer on the one hand, or the Purchaser on the other, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action, misstatement or alleged omission, and any other equitable considerations appropriate in the circumstances.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. The indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.

(d)
If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Person proposes to demand indemnification, it shall notify the indemnifying party with reasonable promptness; provided, however, that any failure by such Indemnified Person to notify the indemnifying party shall not relieve the indemnifying party from its obligations hereunder (except to the extent that the indemnifying party is materially prejudiced by such failure to promptly notify).  The indemnifying party shall be entitled to assume the defense of any such action, suit, proceeding or investigation, including the employment of counsel reasonably satisfactory to the Indemnified Person.  The Indemnified Person shall have the right to counsel of its own choice to represent it, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the indemnifying party has failed promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnified Person in accordance with the preceding sentence or (ii) the Indemnified Person shall have been advised by counsel that there exist actual or potential conflicting interests between the indemnifying party and such Indemnified Person, including situations in which one or more legal defenses may be available to such Indemnified Person that are different from or additional to those available to the indemnifying party; provided, however, that the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations be liable for fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons of such other party; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the indemnifying party and any counsel designated by the indemnifying party.

Each party further agrees that it will not, without the prior written consent of the other parties (the consent of a party shall not be required to the extent such party is neither requesting indemnification nor being requested to provide indemnification), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of the Issuer (if such settlement, compromise or consent is agreed to by the Purchaser or another Indemnified Person) or the Purchaser and each other Indemnified Person (of such settlement, compromise or consent is agreed to by the Issuer) from all liability and obligations arising therefrom.  The Issuer further agrees that neither of the Purchaser, nor any of their affiliates, nor any Directors, officers, partners, employees, agents, representatives or control persons of the Purchaser or any of its affiliates shall have any liability to the Issuer arising out of or in connection with the proposed transactions giving rise to or contemplated by this Agreement except for such liability for losses, claims, damages, liabilities or expenses to the extent they have resulted from the Purchaser's or their affiliates' gross negligence or willful misconduct. No Indemnified Person shall be responsible or liable to the indemnifying party or any other person for consequential, special or punitive damages which may be alleged as a result of this Agreement.

(e)	Nothing in this Section 7.3 is intended to limit any party's obligations contained in other parts of this Agreement or the VMTP Shares.

7.4	Amendments and Waivers

Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Issuer and the Purchaser; provided, that the Issuer shall not make or agree to any amendment or waiver to the Charter or the Articles Supplementary that affects any preference, right or power of the VMTP Shares or the Holders or Designated Owners thereof except as permitted under the Charter or the Articles Supplementary.

7.5	Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither the Issuer nor the Purchaser may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party (other than by operation of law), except, subject Section 2.1(c) of this Agreement, that (i) any transferee satisfying the requirements set forth in Section 2.1 of this Agreement and which has executed and delivered to the Issuer the transferee certificate attached as Exhibit C shall, prior to registration of any VMTP Shares under the Securities Act, have the rights set forth in Section 6.17 and Section 7.15 of this Agreement and shall, so long as such transferee has provided a means for the Issuer to transmit such information electronically to it, be entitled to receive the information delivered pursuant to Sections 6.1(o) and 6.1(p) of this Agreement and such transferees shall be deemed a party to this Agreement for purposes of Sections 6.1(o), 6.1(p) and the confidentiality provisions herein as specified in the transferee certificate and (ii) the Purchaser may assign its rights or obligations to any affiliate of the Purchaser or any tender option bond trust (or similar vehicles used for providing financing for municipal obligations and municipal closed-end fund preferred shares) in which the Purchaser or an affiliate of the Purchaser retains the entire residual interest.  Any assignment without such prior written consent shall be void.

7.6	Term of this Agreement

This Agreement shall terminate on the earlier of (i) the registration of any Outstanding VMTP Shares under the Securities Act and (ii) payment in full of all amounts then due and owing to the Purchaser hereunder and under the VMTP Shares. For the avoidance of doubt, if the Purchaser sells all of its VMTP Shares (other than to an affiliate) and, in the case of a sale to a tender option bond trust (or similar vehicles used for providing financing for municipal obligations and municipal closed-end fund preferred shares), neither the Purchaser, nor any affiliate of the Purchaser, retains any residual interest or similar interest in any VMTP Shares sold to a tender option bond trust (or similar vehicles used for providing financing for municipal obligations and municipal closed-end fund preferred shares) or otherwise does not repurchase the VMTP Shares from the tender option bond trust (or similar vehicles used for providing financing for municipal obligations and municipal closed-end fund preferred shares), no further amounts will be due and owing to the Purchaser with respect to such VMTP Shares for purposes of this Section 7.6. Notwithstanding any termination of this Agreement or the prior sentence, Section 7.3, Section 7.5, Section 7.7, Section 7.8, Section 7.10, Section 7.11, the second sentence of Section 7.12, and Section 7.13 (for a period of two years after the termination of this Agreement) of this Agreement shall remain in full force and effect.

7.7	Governing Law

This Agreement shall be construed in accordance with and governed by the domestic law of the State of New York.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

7.8	Waiver of Jury Trial

The Issuer and the Purchaser hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against any other on any matters whatsoever arising out of or in any way connected with this Agreement.

7.9	Counterparts

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.

7.10	Beneficiaries

This Agreement is not intended and shall not be construed to confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies hereunder.

7.11	Entire Agreement

Except as set forth in Section 7.5, this Agreement shall constitute the entire agreement and understanding between the parties hereto with respect to the matters set forth herein and shall supersede any and all prior agreements and understandings relating to the subject matter hereof.

7.12	Relationship to the Articles Supplementary

The Issuer and the Purchaser agree that the representations, warranties, covenants and agreements contained in this Agreement are in addition to the terms and provisions set forth in the Articles Supplementary. As between the Issuer and the Purchaser, the Issuer and the Purchaser agree that Section 2.11(c) of the Articles Supplementary shall have no effect for so long as none of the VMTP Shares have been registered under the Securities Act.

7.13	Confidentiality

Any information delivered by a party to this Agreement to any other party pursuant to this Agreement, including, without limitation, pursuant to Section 6.1 of this Agreement in the case of the Issuer (collectively, the "Information"), shall not be disclosed by such other party (or its employees, representatives or agents) to any person or entity (except as required by law or to such of its agents and advisors as need to know and agree to be bound by the provisions of this paragraph) or used by such other party for any purpose other than as contemplated by this Agreement without the prior written consent of the party delivering the Information.  The Parties agree that the Information, including but not limited to, the information provided pursuant to Sections 6.1(o) and Section 6.1(p) of this Agreement, to the extent constituting material, nonpublic information, shall be used solely for the purposes set forth in the next paragraph of this Section 7.13 and for purposes of making, monitoring and evaluation of the investment in the VMTP Shares, and for no other purpose.

The obligations of confidentiality set out in the preceding paragraph do not extend to Information that is or becomes available to the public or is or becomes available to the party receiving the Information on a non-confidential basis or is disclosed to Holders or Designated Owners or potential Holders or Designated Owners, in each case in their capacity as such, in the offering documents of the Issuer, in notices to Holders or Designated Owners pursuant to one or more of the Related Documents or pursuant to the Issuer's or the Purchaser's informational obligations under Rule 144A(d)(4) or other reporting obligation of the Securities and Exchange Commission; or is required or requested to be disclosed (i) by a regulatory agency or in connection with an examination of either party or its representatives by regulatory authorities, (ii) pursuant to subpoena or other court process, (iii) at the express direction of any other authorized government agency, (iv) to its independent attorneys or auditors, (v) as required by any NRSRO, (vi) as otherwise required by law or regulation, (vii) otherwise in connection with the enforcement of this Agreement, (viii) in connection with the exercise of any remedies hereunder or in any suit, action or proceeding relating to this Agreement and the enforcement of rights hereunder, (ix) by a prospective purchaser of the VMTP Shares that is (a) a transferee that would be permitted pursuant to Section 2.1(b) of this Agreement and (b) aware of the confidentiality provisions of this Section 7.13 and is subject to an agreement with the transferor containing provisions substantially similar thereto and that states that the Issuer is an express third party beneficiary thereof, (x) subject to an agreement containing provisions substantially similar to those of this Section 7.13, or (xi) subject to an agreement containing provisions substantially similar to those of this Section 7.13 and with the prior written consent of the other party to this Agreement, which consent shall not be unreasonably withheld, to any actual or prospective counterparty in any swap or derivative transactions.  For the avoidance of doubt, references in this Section 7.13 to "regulatory agency," "regulatory authorities," "government agency" and "law or regulation" shall be deemed to include the Internal Revenue Service and state taxation authorities.

7.14	Severability

In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby so long as the intent of the parties to this Agreement shall be preserved.

7.15	Consent Rights of the Majority Participants to Certain Actions

For so long as none of the VMTP Shares have been registered under the Securities Act, without the affirmative vote or consent of the Majority Participants, neither the Issuer nor the Board of Directors will take or authorize the taking of any of the actions set forth under clauses (a) through (e) of this Section 7.15:

(a)
The termination by the Issuer of any Rating Agency or the selection of any Other Rating Agency, either in replacement for a Rating Agency or as an additional Rating Agency with respect to the VMTP Shares unless (i) immediately following such termination, there would be at least one Rating Agency with respect to the VMTP Shares or (ii) it replaces the terminated Rating Agency with another Rating Agency and provides notice thereof to the Holders of such VMTP Shares; provided that such replacement shall no occur unless such replacement other Rating Agency shall have at the time of such replacement (i) published a rating for the VMTP Shares and (ii) entered into an agreement with the Issuer to continue to publish such rating subject to the Rating Agency's customary conditions.

(b)
The Issuer issuing or suffering to exist any "senior security" (as defined in the 1940 Act as of the date hereof, but not including a Derivative Contract, or, in the event such definition shall be amended, with such changes to the definition thereof as consented to by the Majority Participants) other than the VMTP Shares issued and sold pursuant to this Agreement or indebtedness for borrowed money of the Issuer, except (i) borrowings for temporary purposes in an amount not to exceed 5% of the assets of the Issuer, which borrowings are repaid within sixty (60) days, (ii) the issuance of senior securities or the incurrence of indebtedness for borrowed money, the proceeds of which will be used for the redemption or repurchase of the VMTP Shares and costs incurred in connection therewith, (iii) any outstanding APS as the date hereof, (iv) the Issuer's issuance of tender options bonds or creation of a tender option bond trust (or similar vehicles used for providing financing for municipal obligations and municipal closed-end fund preferred shares), if any and (v) as may be otherwise approved or consented to by the Majority Participants, provided that if any such "senior security" is created or incurred by the Issuer it shall not require the approval of the Majority Participants if the Issuer redeems, retires or terminates such "senior security" or otherwise cures such non-compliance within five Business Days of receiving notice of the existence thereof.

(c)
The Issuer (i) creating or incurring or suffering to be incurred or to exist any lien on any other funds, accounts or other property held under the Charter or the Articles Supplementary, except as permitted by the Charter or the Articles Supplementary or (ii) except for any lien for the benefit of the Custodian of the Issuer on the assets of the Issuer held by such Custodian, any lien arising by operation of law, pledging any portfolio security to secure any senior securities or other liabilities to be incurred by the Issuer (including under any tender option bond trust (or similar vehicles used for providing financing for municipal obligations and municipal closed-end fund preferred shares) of which the residual floating rate trust certificates will be owned by the Issuer) unless the securities pledged pursuant to all such pledges or other security arrangements are valued for purposes of such security arrangements in an aggregate amount not less than 70% of their aggregate market value (determined by an independent third party pricing service) for purposes of determining the value of the collateral required to be posted or otherwise provided under all such security arrangements; provided, that the required collateral value under such security arrangements shall not exceed the market value of the exposure of each secured party to the credit of the Issuer; and provided further, that it shall not require the approval of the Majority Participants if any pledge or security interest in violation of the preceding sentence is created or incurred by the Issuer and the Issuer cures such violation within five (5) Business Days of receiving notice of the existence thereof.

(d)
Approval of any amendment, alteration or repeal of any provision of the Charter or the Articles Supplementary, whether by merger, consolidation or otherwise, that would affect any preference, right or power of the VMTP Shares differentially from the rights of the holders of the Common Shares; or

(e)
Approval of any action to be taken pursuant to Sections 2.6(h) of the Articles Supplementary (other than the issuance of additional series of Variable Rate MuniFund Term Preferred Shares or other Preferred Shares, the proceeds of which will be used for the redemption or repurchase of the VMTP Shares and costs incurred in connection therewith).

In addition, if the Board of Directors shall designate a replacement to the S&P Municipal Bond 7-Day High Grade Index pursuant to the definition of SIFMA Municipal Swap Index contained in the Articles Supplementary, the Issuer shall notify the Holders of the VMTP Shares within five (5) Business Days of such designation, and if within thirty (30) days of such notice the Majority Participants shall have objected in writing to the designated replacement (such date of objection, the "Objection Date"), the Board of Directors shall designate a replacement to such index as agreed to between the Issuer and the Majority Participants. In such event, the replacement index initially approved by the Board of Directors shall be the index in effect for purposes of the Articles Supplementary until a new index has been approved by the Issuer and the Majority Participants; provided that if the Majority Participants are unable to agree to a new index within ninety (90) days of the Objection Date, such ninetieth (90th) day shall be deemed to be a Mandatory Tender Event pursuant to Section 2.5(a)(i)(A) of the Articles Supplementary and the VMTP Shares shall be subject to the applicable provision in the Articles Supplementary relating to such a Mandatory Tender Event.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BNY MELLON MUNICIPAL INCOME, INC.

By:	/s/ David DiPetrillo

Name:	David DiPetrillo
Title:	President

BANC OF AMERICA PREFERRED FUNDING CORPORATION

By:	/s/ Michael Jentis

Name:	Michael Jentis
Title:	Managing Director

[Signature Page to VMTP Purchase Agreement]

SCHEDULE 1

Description of VMTP Shares:	1,209 BNY Mellon Municipal Income, Inc.
Series 2023-1 Variable Rate MuniFund Term Preferred Shares with a Liquidation Preference of $25,000 per share.
CUSIP 05589T401

Schedule 1-1

EXHIBIT A

FORMS OF OPINIONS OF COUNSEL FOR THE ISSUER

A-1

EXHIBIT A-1

FORM OF CORPORATE AND 1940 ACT OPINION

[ON FILE]

A-1-1

EXHIBIT A-2

FORM OF TAX OPINION

[ON FILE]

A-2-1

EXHIBIT B

ELIGIBLE ASSETS

On the Effective Date and at all times thereafter:

1.          All assets in the Issuer consist of "Eligible Assets", defined to consist only of the following as of the time of investment:

A.          Debt obligations

i.            "Municipal securities", defined as obligations of, or securities issued by, a State, the District of Columbia, a U.S. territory, or a political subdivision thereof and including general obligations, limited obligation bonds, revenue bonds, and obligations that satisfy the requirements of section 142(b)(1) of the Internal Revenue Code of 1986 issued by or on behalf of any State, the District of Columbia, any U.S. territory or any political subdivision thereof, including any municipal corporate instrumentality of 1 or more States, or any public agency or authority of any State, the District of Columbia, any U.S. territory or any political subdivision thereof.  The purchase of any municipal security will be based upon the Sub-Adviser's assessment of an asset's relative value in terms of factors such as current yield, price, credit quality, and future prospects; and the Sub-Adviser will monitor the creditworthiness of the Issuer's portfolio investments and analyze economic, political and demographic trends affecting the markets for such assets.  For avoidance of doubt, municipal securities shall include debt obligations issued through conduit issuers.  Eligible Assets shall include any municipal securities that at the time of purchase are paying scheduled principal and interest or if at the time of purchase are in payment default, then in the sole judgment of the Sub-Adviser are expected to produce payments of principal and interest whose present value exceeds the purchase price.

ii.           Debt obligations of the United States.

iii.          Debt obligations issued, insured, or guaranteed by a department or an agency of the U.S. Government, if the obligation, insurance, or guarantee commits the full faith and credit of the United States for the repayment of the obligation.

iv.           Debt obligations of the Washington Metropolitan Area Transit Authority guaranteed by the Secretary of Transportation under Section 9 of the National Capital Transportation Act of 1969.

v.            Debt obligations of the Federal Home Loan Banks.

vi.          Debt obligations, participations or other instruments of or issued by the Federal National Mortgage Association or the Government National Mortgage Association.

vii.          Debt obligations which are or ever have been sold by the Federal Home Loan Mortgage Corporation pursuant to sections 305 or 306 of the Federal Home Loan Mortgage Corporation Act.

viii.        Debt obligations of any agency named in 12 U.S.C. § 24(Seventh) as eligible to issue obligations that a national bank may underwrite, deal in, purchase and sell for the bank's own account, including qualified Canadian government obligations.

ix.          Debt obligations of issuers other than those specified in (i) through (viii) above that are "investment grade" and that are "marketable."  For these purposes, an obligation is:

(aa)         "marketable" if:

●	it is registered under the Securities Act;

●	it is offered and sold pursuant to Securities and Exchange Commission Rule 144A; 17 CFR 230.144A; or

●	it can be sold with reasonable promptness at a price that corresponds reasonably to its fair value; and

(bb)         "investment grade" if:

●
the obligor had adequate capacity to meet financial commitments under the security for the projected life of the asset or exposure, which capacity is presumed if the risk of default by the obligor is low and the full and timely repayment of principal and interest is expected.

x.          Certificates or other securities evidencing ownership interests in a municipal bond trust structure (generally referred to as a tender option bond structure) that invests in (a) debt obligations of the types described in (i) above or (b) depository receipts reflecting ownership interests in accounts holding debt obligations of the types described in (i) above.

xi.          The bonds, notes and other debt securities referenced in (A) above shall be defined as Eligible Assets.  An asset shall not lose its status as an Eligible Asset solely by virtue of the fact that:

●	it provides for repayment of principal and interest in any form including fixed and floating rate, zero interest, capital appreciation, discount, leases, and payment in kind; or

●	it is for long-term or short-term financing purposes.

B.          Derivatives

i.            Interest rate derivatives (which shall for the avoidance of doubt include forward rate agreements on MMD and BVAL AAA yield curves);

ii.           Swaps, futures, forwards, structured notes, options and swaptions related to Eligible Assets or on an index related to Eligible Assets; or

iii.          Credit default swaps.

C.          Other Assets

i.            Shares of other investment companies (open- or closed-end funds and ETFs) the assets of which consist entirely of Eligible Assets based on the Sub-Adviser's assessment of the assets of each such investment company taking into account the investment company's most recent publicly available schedule of investments and publicly disclosed investment policies.

ii.           Cash.

iii.          Repurchase agreements on assets described in A above.

iv.          Taxable fixed-income securities, for the purpose of acquiring control of an issuer whose municipal bonds (a) the Issuer already owns and (b) have deteriorated or are expected shortly to deteriorate that such investment should enable the Issuer to better maximize its existing investment in such issuer, provided that the Issuer may invest no more than 0.5% of its total assets in such securities.

D.          Other assets, upon written agreement of all Holders of the VMTP Shares ("Holders") that such assets are eligible for purchase by the Issuer.

2.          The Investment Adviser has instituted policies and procedures that it believes are sufficient to ensure that the Issuer and it comply with the representations, warranties and covenants contained in this Exhibit to this Agreement.

3.          The Issuer will, upon request, provide each Holder and their internal and external auditors and inspectors as such Holder may from time to time designate, with all reasonable assistance and access to information and records of the Issuer relevant to the Issuer's compliance with and performance of the representations, warranties and covenants contained in this Exhibit to this Agreement, but only for the purposes of internal and external audit.

EXHIBIT C

TRANSFEREE CERTIFICATE

BNY Mellon Municipal Income, Inc.
240 Greenwich Street
New York, New York 10286
Attention:  General Counsel

Ladies and Gentlemen:

Reference is hereby made to the Purchase Agreement (the "Purchase Agreement"), dated as of July 12, 2023, between BNY Mellon Municipal Income, Inc., a Maryland corporation (the "Fund") and Banc of America Preferred Funding Corporation ("BAPFC"), a Delaware corporation, including its successors by merger or operation of law. BAPFC is referred to as the "Transferor" in this certificate.  Capitalized terms used but not defined herein shall have the meanings given them in the Purchase Agreement.

In connection with the proposed sale by the Transferor of _____________ Series 2023-1 VMTP Shares (the "Transferred Shares") to the undersigned transferee (the "Transferee"), the undersigned agrees and acknowledges, on its own behalf, and makes the representations and warranties, on its own behalf, as set forth in this certificate (this "Transferee Certificate") to the Fund and the Transferor:

1.          The Transferee certifies to one of the following (check a box):

❑  it is a "qualified institutional buyer" (a "QIB") (as defined in Rule 144A under the Securities Act or any successor provision) ("Rule 144A") that is (a) a registered closed-end management investment company, the shares of which are traded on a national securities exchange, or registered open-end management investment company, in either case, that invests primarily in municipal obligations (each, a "Registered Investment Company"); (b) bank or entity that is a 100% direct or indirect subsidiary of a bank's publicly traded parent holding company (collectively, "Banks"); or (c) an insurance company, in each case, pursuant to Rule 144A or another available exemption from registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act; or

❑  is a person which the Fund has consented in writing to permit to be the holder of the Transferred Shares.

2.          The Transferee certifies that it (check a box):

❑  is not a BNYM Person that after such sale and transfer, would own more than 20% of the Outstanding VMTP Shares; or

❑  is a BNYM Person that after such sale and transfer, would own more than 20% of the Outstanding VMTP Shares and it has received the prior written consent of each of the Fund and the holder(s) of more than 50% of the Outstanding VMTP Shares to invest in those shares.

3.          The Transferee understands and acknowledges that the Transferred Shares are "restricted securities" and have not been registered under the Securities Act or any other applicable securities law, are being offered for sale pursuant to Rule 144A of the Securities Act or another available exemption from registration under the Securities Act, in a manner not involving any public offering with the meaning of Section 4(a)(2) of the Securities Act, and may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities law, pursuant to an exemption therefrom or in a transaction not subject thereto and in each case in compliance with the conditions for transfer set forth in this Transferee Certificate.

4.          The Transferee is purchasing the Transferred Shares for its own account for investment, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, subject to any requirements of law that the disposition of its property be at all times within its or their control and subject to its or their ability to resell such securities pursuant to Rule 144A or any exemption from registration available under the Securities Act.

5.          The Transferee agrees on its own behalf and on behalf of each subsequent holder or owner of the Transferred Shares by its acceptance thereof will agree to sell, transfer or otherwise dispose of the Transferred Shares only in whole shares and only to (1)(i) to Persons that it reasonably believes are QIBs that are (a) registered closed-end management investment companies, the shares of which are traded on a national securities exchange, and registered open-end management investment companies, in each case, that invest primarily in municipal obligations (each, a "Registered Investment Company"); (b) banks or entities that are 100% direct or indirect subsidiaries of banks' publicly traded parent holding companies (collectively, "Banks"); or (c) insurance companies, in each case, pursuant to Rule 144A or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act, (ii) to tender option bond trusts (or similar vehicles used for providing financing for municipal obligations and municipal closed-end fund preferred shares) in which all investors are Persons that the Transferor reasonably believes are QIBs that are Registered Investment Companies, Banks or insurance companies (or, in the case of a tender option bond trust (or similar vehicles used for providing financing for municipal obligations and municipal closed-end fund preferred shares) in which the Holder or an affiliate of the Holder retains a residual interest), or (iii) to other investors with the prior written consent of the Issuer and (2) unless the prior written consent of each of the Issuer and the Majority Participants has been obtained, not to BNYM Persons if such BNYM Persons would, after such sale and transfer, own more than 20% of the Outstanding VMTP Shares.

6.          The Transferee acknowledges that the VMTP Shares were issued in book-entry form and are represented by one global certificate and that the global certificate representing the VMTP Shares (unless sold to the public in an underwritten offering of the VMTP Shares pursuant to a registration statement filed under the Securities Act) contains a legend substantially to the following effect:

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO SELL, TRANSFER OR OTHERWISE DISPOSE OF SUCH SECURITY ONLY IN WHOLE SHARES AND ONLY (1)(I) TO PERSONS THAT IT REASONABLY BELIEVES ARE QUALIFIED INSTITUTIONAL BUYERS ("QIBS") THAT ARE (A) REGISTERED CLOSED-END MANAGEMENT INVESTMENT COMPANIES, THE SHARES OF WHICH ARE TRADED ON A NATIONAL SECURITIES EXCHANGE, AND REGISTERED OPEN-END MANAGEMENT INVESTMENT COMPANIES, IN EACH CASE, THAT INVEST PRIMARILY IN MUNICIPAL OBLIGATIONS (EACH, A "REGISTERED INVESTMENT COMPANY"); (B) BANKS OR ENTITIES THAT ARE 100% DIRECT OR INDIRECT SUBSIDIARIES OF BANKS' PUBLICLY TRADED PARENT HOLDING COMPANIES (COLLECTIVELY, "BANKS"); OR (C) INSURANCE COMPANIES, IN EACH CASE, PURSUANT TO RULE 144A OR ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, IN A MANNER NOT INVOLVING ANY PUBLIC OFFERING WITHIN THE MEANING OF SECTION 4(a)(2) OF THE SECURITIES ACT, (II) TO TENDER OPTION BOND TRUSTS (OR SIMILAR VEHICLES USED FOR PROVIDING FINANCING FOR MUNICIPAL OBLIGATIONS AND MUNICIPAL CLOSED-END FUND PREFERRED SHARES) IN WHICH ALL INVESTORS ARE PERSONS THAT THE HOLDER REASONABLY BELIEVES ARE QIBS THAT ARE REGISTERED INVESTMENT COMPANIES, BANKS OR INSURANCE COMPANIES (OR, IN THE CASE OF A TENDER OPTION BOND TRUST (OR SIMILAR VEHICLES USED FOR PROVIDING FINANCING FOR MUNICIPAL OBLIGATIONS AND MUNICIPAL CLOSED-END FUND PREFERRED SHARES) IN WHICH THE HOLDER OR AN AFFILIATE OF THE HOLDER RETAINS A RESIDUAL INTEREST), OR (III) TO OTHER INVESTORS WITH THE PRIOR WRITTEN CONSENT OF THE FUND AND (2) UNLESS THE PRIOR WRITTEN CONSENT OF EACH OF THE FUND AND THE MAJORITY PARTICIPANTS HAS BEEN OBTAINED, NOT TO BNYM PERSONS IF SUCH BNYM PERSONS WOULD, AFTER SUCH SALE AND TRANSFER, OWN MORE THAN 20% OF THE OUTSTANDING VMTP SHARES.

ANY TRANSFER IN VIOLATION OF THE FOREGOING TRANSFER RESTRICTIONS WILL BE VOID AB INITIO AND ANY TRANSFEREE OF VMTP SHARES TRANSFERRED IN VIOLATION OF THE FOREGOING RESTRICTIONS SHALL BE DEEMED TO AGREE TO HOLD ALL PAYMENTS IT RECEIVED ON ANY IMPROPERLY TRANSFERRED VMTP SHARES IN TRUST FOR THE BENEFIT OF THE TRANSFEROR OF SUCH VMTP SHARES.

7.          The Transferee has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Transferred Shares, and has so evaluated the merits and risks of such investment.  The Transferee is able to bear the economic risk of an investment in the Transferred Shares and, at the present time, is able to afford a complete loss of such investment.

8.          The Transferee is not purchasing the Transferred Shares as a result of any advertisement, article, notice or other communication regarding the Transferred Shares published in, nor was it offered the Transferred Shares by, any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to its knowledge, any other general solicitation or general advertisement.

9.          Other than consummating the purchase of the Transferred Shares, the Transferee has not directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with the Transferee, executed any other purchases of securities of the Fund which may be integrated with the proposed purchase of the Transferred Shares by the Transferee.

10.        The Transferee acknowledges that it has received a copy of the Purchase Agreement and Appendices thereto and agrees to abide by any obligations therein binding on a transferee of the VMTP Shares and the confidentiality obligations therein with respect to information relating to the Fund as if it were the Transferor.

11.         The Transferee acknowledges that it has received a copy of the Registration Rights Agreement and agrees to abide by any obligations therein binding on a transferee of the VMTP Shares.

The Transferee acknowledges that, in the event that the Transferor transfers, in accordance with Section 2.1(b) of the Purchase Agreement, VMTP Shares to a tender option bond trust (or similar vehicles used for providing financing for municipal obligations and municipal closed-end fund preferred shares) in which the Transferor retains a residual interest and, subject to Section 2.1(c) of the Purchase Agreement, for so long as no event has occurred that results in the termination of such tender option bond trust (or similar vehicles used for providing financing for municipal obligations and municipal closed-end fund preferred shares), for purposes of each of the Applicable Sections that requires, permits or provides for (i) notice or the delivery of information to or (ii) voting of the VMTP Shares or the giving of any consent by or (iii) payment of fees, in each case, to the Transferor or the Majority Participants, the Transferor, and not such tender option bond trust (or similar vehicles used for providing financing for municipal obligations and municipal closed-end fund preferred shares), shall be deemed to be the actual owner of such VMTP Shares.

12.        The Transferee acknowledges that it has been given the opportunity to obtain from the Fund the information referred to in Rule 144A(d)(4) under the Securities Act, and has either declined such opportunity or has received such information and has had access to and has reviewed all information, documents and records that it has deemed necessary in order to make an informed investment decision with respect to an investment in the Transferred Shares and that the Transferee understands the risk and other considerations relating to such investment.

13.       The Transferee acknowledges that it has sole responsibility for its own due diligence investigation and its own investment decision relating to the Transferred Shares.  The Transferee understands that any materials presented to the Transferee in connection with the purchase and sale of the Transferred Shares does not constitute legal, tax or investment advice from the Fund.  The Transferee has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the purchase of the Transferred Shares.

14.        The Transferee acknowledges that each of the Transferor and the Fund and their respective affiliates and others will rely on the acknowledgments, representations and warranties contained in this Transferee's Certificate as a basis for exemption of the sale of the Transferred Shares under the Securities Act, under the securities laws of all applicable states, and for other purposes.  The Transferee agrees to promptly notify the Fund and the Transferor if any of the acknowledgments, representations or warranties set forth herein is no longer accurate.

15.      If the Transferee is acquiring the Transferred Shares as a fiduciary or agent for one or more investor accounts, it represents that it has investment discretion with respect to each such account and that it has full power to make the foregoing acknowledgements, representations and agreements on behalf of each such account.

16.         This Transferee's Certificate shall be governed by and construed in accordance with the laws of the State of New York.

17.         The Transferee agrees to provide, together with this completed and signed Transferee's Certificate, a completed and signed IRS Form W-9, Form W-8 or successor form, as applicable.

[Signature Page Follows.]

The undersigned has provided a completed and signed IRS Form W-9, Form W-8 or successor form, as applicable, and has caused this Transferee's Certificate to be executed by its duly authorized representative as of the date set forth below.

Date:

Name of Transferee (use exact name in which Transferred Shares are to be registered):

Authorized Signature

Print Name and Title

Address of Transferee for Registration of Transferred Shares:

Transferee's taxpayer identification number:

EXHIBIT D

ADDITIONAL REPRESENTATIONS AND WARRANTIES
(Given only as of the Effective Date)

1.        Assuming compliance by the Purchaser of its representations, warranties, covenants and agreements in this Agreement, no registration of the VMTP Shares under the Securities Act is required.

2.         As of the Effective Date, the VMTP Shares will satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act, and no securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the VMTP Shares are listed on any national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended, or quoted in a U.S. automated inter-dealer quotation system.

3.          The Issuer will take all reasonable measures to ensure that any Bloomberg screen containing information about the VMTP Shares includes the following (or similar) language:

•          the “DES<go>” page will state that “2023-1 VMTP Shares are offered per the exemption from registration under Rule 144A of the 1933 Act to qualified institutional buyers (as defined in Rule 144A)”.

4.         The Issuer will instruct The Depository Trust Company ("DTC") to take these or similar steps with respect to the VMTP Shares:

•          the DTC 20-character security descriptor and 48-character additional descriptor will indicate that sales are limited to QIBs.

5.          The Issuer has confirmed that CUSIP has established a "fixed field" attached to the CUSIP number for the VMTP Shares containing the "144A" indicator.

6.          The Issuer has made in the past five (5) years all the filings with the Securities and Exchange Commission that it is required to make under the 1940 Act and the rules and regulations thereunder (the "1940 Act Rules and Regulations") (each such filing, a "1940 Act Document") and each 1940 Act Document complied at the time of filing in all material respects with the requirements of the 1940 Act and the 1940 Act Rules and Regulations.

7.         Other than the pursuant to the Registration Rights Agreement, no holders of the VMTP Shares have rights to the registration of such VMTP Shares.

8.          The Issuer is not in violation or default of any provision of its Charter or the Articles Supplementary, or in material violation of (i) the terms of any material indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject or (ii) any material statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Issuer or any of its properties, except to the extent that the same would not be reasonably expected to give rise to a Material Adverse Effect.

D-1

9.          The Issuer has not distributed and, prior to the Effective Date, will not distribute any written material in connection with the offer of the VMTP Shares other than copies of the Offering Memorandum, Articles Supplementary, the Purchase Agreement and the Registration Rights Agreement.

10.       The Issuer has not taken, directly or indirectly, any action designed to or that would constitute or that reasonably would be expected to cause or result in stabilization or manipulation of the price of any security of the Issuer to facilitate the sale of the VMTP Shares, and the Issuer is not aware of any such action taken or to be taken by any affiliates of the Issuer.

11.         Each of the Management Agreement, dated August 24, 1994, amended as of September 1, 2019, between the Issuer and the Investment Adviser; the Sub-Investment Advisory Agreement, dated September 1, 2021, between the Investment Adviser and the Sub-Adviser; the Custody Agreement, dated as of January 1, 2011, as amended, between the Issuer and The Bank of New York Mellon; and the Transfer Agency and Service Agreement, dated December 1, 2013, between the Issuer and Computershare Trust Company, N.A. and Computershare Inc., complies in all material respects with all applicable provisions of the 1940 Act, the 1940 Act Rules and Regulations and the Advisory Agreements have been approved in accordance with Sections 15(a) and (c) of the 1940 Act.

12.         Other than those taxes and fees that customary in connection with the sale of securities, there are no transfer taxes or other similar fees or charges under federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance by the Issuer of the VMTP Shares.

13.         The Issuer has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) by the Issuer, including policies and procedures that provide oversight of compliance by each investment adviser and transfer agent of the Issuer.

14.      Assuming compliance by the Purchaser of its representations, warranties, covenants and agreements in this Agreement, the offer and sale of the VMTP Shares has been conducted in a manner by the Issuer and its agents so as not to violate any applicable federal securities laws, including the 1940 Act and the 1940 Act Rules and Regulations, the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder, or any applicable New York state laws.

D-2

EXHIBIT E

CAPITALIZATION

The following table sets forth the Preferred Shares capitalization of the Fund as of July 12, 2023 after giving effect to the transactions contemplated by this Agreement and the consummation of the Fund's redemption of its Auction Preferred Stock.

Series 2023-1 Variable Rate MuniFund Term Preferred Shares (VMTP), liquidation preference $25,000 per share (1,209 shares outstanding) Auction Preferred Stock (APS),	$30,225,000
liquidation preference $25,000 per share (0 shares outstanding)	$0

Total Preferred Shares Capitalization	$30,225,000